Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com
Boston, MA… April 17, 2023 News Release

STATE STREET REPORTS FIRST QUARTER 2023 EPS OF $1.52
% changes noted below reflect year-over-year 1Q comparisons
TOTAL REVENUE UP 1%
STRONG NET INTEREST INCOME GROWTH OF 50%
EXPENSES WELL-CONTROLLED, UP 2%
RETURNED $1.5 BILLION OF CAPITAL THROUGH SHARE REPURCHASES AND COMMON DIVIDENDS

Ron O'Hanley, Chairman and Chief Executive Officer: “Our first-quarter results reflect the resiliency of our business model, notwithstanding continued interest rate increases and subsequent significant market movements, volatility and disruption within other parts of the banking industry. Through this, our total revenue was durable and grew as we delivered strong year-over-year net interest income growth, which enabled us to offset fee revenue headwinds from significantly lower average market levels. In addition, operating costs were well-controlled and our strong balance sheet position enabled us to return capital to shareholders while joining other leading institutions in contributing to efforts to stabilize the U.S. banking system in the first quarter.”

O'Hanley added: “As we look ahead, we remain highly focused on supporting our clients, and leveraging and expanding our global franchise, including outsourced trading. We are optimistic about client onboardings and we expect revenue growth in the coming quarter. These factors, along with our commitment to maintaining our strong balance sheet position, will enable us to continue to generate and return capital to our shareholders.”

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q23	4Q22	1Q22	% QoQ		% YoY
Income statement:
Total fee revenue	$2,335	$2,364	$2,573	(1)%		(9)%
Net interest income	766	791	509	(3)		50
Other Income	—	—	(1)	nm		nm
Total revenue	3,101	3,155	3,081	(2)		1
Provision for credit losses	44	10	—	nm		nm
Total expenses	2,369	2,256	2,327	5		2
Net income	549	733	604	(25)		(9)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.52	$1.91	$1.57	(20)%		(3)%
Return on average common equity (ROE)	9.3%	11.8%	9.5%	(2.5)%	pts	(0.2)%	pts
Pre-tax margin	22.2	28.2	24.5	(6.0)%	pts	(2.3)%	pts
AUC/A ($ billions)(1)	$37,635	$36,743	$41,724	2%		(10)%
AUM ($ billions)(1)	3,618	3,481	4,022	4		(10)

(1) As of period-end.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

1Q23 HIGHLIGHTS
(all comparisons are to 1Q22, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end decreased 10% to $37.6 trillion, primarily driven by lower quarter-end market levels
•Investment Management AUM as of quarter-end decreased 10% to $3.6 trillion, mainly reflecting lower quarter-end market levels and net outflows

New business and strategy execution
•Investment Servicing mandates: Quarter-end servicing assets to be installed in future periods of $3.6 trillion
◦New mandates of $112 billion announced in 1Q23, about half of which were higher fee rate Alternatives mandates
•State Street AlphaSM: Reported 1 new mandate in 1Q23
•Front Office Software and Data: Annual recurring revenue (ARR) increased to $273 million, up 16%(a)
•Flight to quality observed across the State Street franchise since week ended March 10th
◦Net inflows into Global Advisors Money Market funds,(b) worth 7% of Cash AUM, largely reversed outflows from earlier in the quarter
◦GlobalLink money market sweep balances increased 13%(b)
◦Average weekly deposit levels increased 5%(c)
•Expanding Outsourced Trading: Announced our agreement to acquire CF Global Trading to add scale to our outsourced trading services and further broaden the Alpha platform

Revenue
•Total revenue increased by 1%, primarily driven by higher NII, partially offset by lower Fee revenue
•Fee revenue decreased 9%, primarily reflecting the impact of lower average market levels on servicing and management fees, lower FX trading services and lower Front office software and data revenue, partially offset by higher Securities finance revenue and Other fee revenue
◦Servicing fees decreased 11%
◦Management fees decreased 12%
◦FX trading services decreased 5%
◦Securities finance increased 14%
◦Software and processing fees decreased 18%
•Net interest income (NII) increased 50%, primarily due to higher short-term market rates from global central bank hikes, an increase in long-term interest rates, and balance sheet positioning, partially offset by lower average deposits

Expenses
•Total expenses increased 2%
◦Compensation and employee benefits increased 5%, mainly due to higher salaries and headcount
◦Non-compensation expense decreased 2% due to ongoing productivity initiatives
•Productivity benefits of approximately $60 million, or 3% of expense base

(a) See in the "In This News Release" section for explanations on Front office software and data annual recurring revenue (ARR).
(b) Balance comparison between March 10, 2023 and March 31, 2023.
(c) Weekly average deposit level comparison between week ended March 10, 2023 and week ended March 31, 2023.

Provision for credit losses
•In concert with a number of other large U.S. banks, State Street provided $1 billion of liquidity to a U.S. financial institution
◦Consistent with the treatment of other cash placements under CECL, this effort resulted in a $29 million provision, or $0.06 per share impact, to the 1Q23 financial results
•Provision for credit losses also included $15 million driven by credit portfolio rating changes

Notable items

(Dollars in millions, except EPS amounts)	1Q23	4Q22	1Q22

Acquisition and restructuring costs	$—	$(31)	$(9)

Repositioning release / (charge):
Compensation & employee benefits	—	(50)	—
Occupancy	—	(20)	—
Total repositioning release / (charge)	—	(70)	—

Revenue related recovery(a)	—	23	—

Notable items (pre-tax)	$—	$(78)	$(9)

EPS impact	$—	$(0.16)	$(0.02)

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 12.1% increased 0.2% points compared to 1Q22. Compared to 4Q22, CET1 ratio at quarter-end decreased 1.5% points primarily driven by the continuation of common share repurchases and the expected normalization of risk weighted assets (RWAs)
•Tier 1 leverage ratio of 5.9% at quarter-end was relatively flat compared to both 1Q22 and 4Q22
•Liquidity coverage ratio (LCR) increased 2% points compared to 4Q22 to approximately 108% for State Street Corporation. LCR for State Street Bank and Trust Company increased 4% points compared to 4Q22 to approximately 124%
•Capital return:
◦In 1Q23, State Street returned a total of $1.5 billion of capital, consisting of $1.25 billion in common stock repurchases and declared common dividends of $0.63 per share

(a) 4Q22 revenue-related recovery associated with the settlement proceeds from a 2018 FX benchmark litigation resolution,which is reflected in FX trading services revenue.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	1Q23	4Q22	1Q22	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$37,635	$36,743	$41,724	2.4%	(9.8)%
Assets under Management (AUM)(2)	3,618	3,481	4,022	3.9	(10.0)

Market Indices:(3)
S&P 500 Daily Average	4,000	3,852	4,464	3.8	(10.4)
S&P 500 EOP	4,109	3,840	4,530	7.0	(9.3)
MSCI EAFE Daily Average	2,060	1,851	2,212	11.3	(6.9)
MSCI EAFE EOP	2,093	1,944	2,182	7.7	(4.1)
MSCI Emerging Markets Daily Average	997	919	1,187	8.5	(16.0)
MSCI Emerging Markets EOP	990	956	1,142	3.6	(13.3)
Bloomberg Global Aggregate Bond Index EOP	459	446	500	2.9	(8.2)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	10.3	11.3	7.2	(8.8)	43.1
JPM Emerging Market Volatility Index Daily Average	10.9	11.9	10.7	(8.4)	1.9

Average Foreign Exchange Rate:
EUR vs. USD	1.073	1.022	1.122	5.0	(4.4)
GBP vs. USD	1.216	1.175	1.341	3.5	(9.3)
(1) Includes quarter-end assets under custody of $28,153 billion, $27,236 billion and $31,447 billion, as of 1Q23, 4Q22, and 1Q22, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	1Q23	4Q22	3Q22	2Q22	1Q22
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(59)	$(353)	$(193)	$(278)	$(67)
Money Market	466	148	(26)	(35)	(143)
ETF	78	193	110	93	181
Total Flows(3)	$485	$(12)	$(109)	$(220)	$(29)

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$82	$(6)	$(94)	$(80)	$10
Money Market	(11)	185	(11)	(7)	(69)
ETF	32	27	(9)	16	45
Total Flows(3)	$103	$206	$(114)	$(71)	$(14)

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 1Q23 data for North America includes actuals for January and February 2023 and Morningstar estimates for March 2023.
(3) Line items may not sum to total due to rounding.
(4) 1Q23 data for Europe is on a rolling three month basis for December 2022 through February 2023, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	1Q23	4Q22	1Q22	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$12,748	$12,261	$15,140	4.0%	(15.8)%
Mutual funds	10,077	9,610	10,825	4.9	(6.9)
Pension products	7,871	7,734	8,191	1.8	(3.9)
Insurance and other products	6,939	7,138	7,568	(2.8)	(8.3)
Total Assets Under Custody and/or Administration	$37,635	$36,743	$41,724	2.4%	(9.8)%
By financial instrument:
Equities	$20,966	$20,575	$25,249	1.9%	(17.0)%
Fixed-income	10,645	10,318	11,303	3.2	(5.8)
Short-term and other investments	6,024	5,850	5,172	3.0	16.5
Total Assets Under Custody and/or Administration	$37,635	$36,743	$41,724	2.4%	(9.8)%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q23 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2022	$2,128	$554	$376	$209	$214	$3,481
Net asset flows:
Long-term institutional(2)	(25)	1	—	10	(2)	(16)
ETF	(12)	5	—	—	1	(6)
Cash fund	—	—	(4)	—	—	(4)
Total flows, net	$(37)	$6	$(4)	$10	$(1)	$(26)
Market appreciation/(depreciation)	122	14	3	11	11	161
Foreign exchange impact	—	1	—	1	—	2
Total market and foreign exchange impact	$122	$15	$3	$12	$11	$163

Ending balance as of March 31, 2023	$2,213	$575	$375	$231	$224	$3,618

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	1Q23	4Q22	3Q22	2Q22	1Q22
Beginning balance	$3,481	$3,265	$3,475	$4,022	$4,138
Net asset flows:
Long-term institutional(1)	(16)	(4)	—	(69)	14
ETF	(6)	27	(14)	(8)	17
Cash fund	(4)	(40)	5	15	20
Total flows, net	$(26)	$(17)	$(9)	$(62)	$51
Market appreciation/(depreciation)	161	184	(155)	(417)	(153)
Foreign exchange impact	2	49	(46)	(68)	(14)
Total market and foreign exchange impact	$163	$233	$(201)	$(485)	$(167)

Ending balance	$3,618	$3,481	$3,265	$3,475	$4,022

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q23	4Q22	1Q22	% QoQ		% YoY
Back office servicing fees	$1,131	$1,115	$1,268	1.4%		(10.8)%
Middle office services	86	88	100	(2.3)		(14.0)
Servicing fees	1,217	1,203	1,368	1.2		(11.0)
Management fees	457	457	520	—		(12.1)
Foreign exchange trading services	342	367	359	(6.8)		(4.7)
Securities finance	109	103	96	5.8		13.5
Front office software and data	109	159	138	(31.4)		(21.0)
Lending related and other fees	56	57	63	(1.8)		(11.1)
Software and processing fees	165	216	201	(23.6)		(17.9)
Other fee revenue	45	18	29	nm		55.2
Total fee revenue	$2,335	$2,364	$2,573	(1.2)%		(9.2)%

Net interest income	766	791	509	(3.2)%		50.5%
Other income	—	—	(1)	nm		nm
Total Revenue	$3,101	$3,155	$3,081	(1.7)%		0.6%

Net interest margin (FTE)(1)	1.31%	1.29%	0.80%	2	bps	51	bps
(1) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees decreased 11% compared to 1Q22, primarily driven by lower average equity and bond market levels, client activity/adjustments, and normal pricing headwinds, partially offset by net new business. Servicing fees increased 1% compared to 4Q22, mainly due to higher average equity market levels, partially offset by lower client activity/adjustments.
•Back office servicing fees decreased 11% and increased 1% compared to 1Q22 and 4Q22, respectively, generally consistent with total servicing fees above
•Middle office services decreased 14% compared to 1Q22, primarily reflecting lower average market levels, client AUM and client activity/adjustments

Management fees decreased 12% compared to 1Q22, primarily due to lower average market levels and a previously reported client-specific pricing adjustment. Management fees were flat compared to 4Q22 as higher average market levels were offset by full-quarter net cash outflows, which were tempered by Money Market funds inflows in March.

Foreign exchange trading services decreased 5% compared to 1Q22, primarily reflecting the absence of unusually high client FX volumes in 1Q22, partially offset by higher FX spreads. Foreign exchange trading services decreased 7% compared to 4Q22, driven by the absence of a revenue-related recovery from a 2018 FX benchmark litigation resolution in 4Q22.

Securities finance increased 14% compared to 1Q22, primarily from higher specials activity, partially offset by lower balances. Securities finance increased 6% compared to 4Q22, primarily driven by higher specials activity.

Software and processing fees decreased 18% and 24% compared to 1Q22 and 4Q22, respectively, primarily driven by lower front office software and data revenue associated with CRD.
•Front office software and data decreased 21% compared to 1Q22, primarily driven by lower on-premises renewals. Front office software and data decreased 31% compared to 4Q22, primarily due to lower on-premises renewals, partially offset by higher professional services revenue

Other fee revenue increased $16 million compared to 1Q22, primarily due to positive market-related adjustments. Other fee revenue increased $27 million compared to 4Q22, primarily due to fair value adjustments on equity investments.

Net interest income (NII) increased 50% compared to 1Q22, primarily due to higher short-term market rates from global central bank hikes, an increase in long-term interest rates and balance sheet positioning, partially offset by lower average deposits. Compared to 4Q22, NII decreased 3%, primarily driven by lower average non-interest bearing deposit balances, partially offset by higher short-term market rates from central bank hikes.

Total revenues were adversely impacted by currency translation by $34 million compared to 1Q22 and positively impacted by $29 million compared to 4Q22.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q23	4Q22	1Q22	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$121	$114	$108	6.1%	12.0%
Provision for credit losses	44	10	—	nm	nm
Charge-offs	(3)	(3)	(1)	—	nm
Ending Balance	$162	$121	$107	33.9%	51.4%

Total provision for credit losses of $44 million in 1Q23 was primarily driven by an episodic provision of $29 million associated with industry support for a U.S. financial institution, as well as an increase in loan loss reserves driven by credit portfolio rating changes.

EXPENSES

(Dollars in millions)	1Q23	4Q22	1Q22	% QoQ		% YoY
Compensation and employee benefits	$1,292	$1,108	$1,232	16.6%		4.9%
Information systems and communications	414	416	423	(0.5)		(2.1)
Transaction processing services	239	240	264	(0.4)		(9.5)
Occupancy	94	106	95	(11.3)		(1.1)
Acquisition and restructuring costs	—	31	9	nm		nm
Amortization of other intangible assets	60	59	61	1.7		(1.6)
Other	270	296	243	(8.8)		11.1
Total Expenses	$2,369	$2,256	$2,327	5.0%		1.8%
Total expenses, excluding notable items(1)	$2,369	$2,155	$2,318	9.9%		2.2%

Effective tax rate	20.2%	17.6%	19.9%	260	bps	30	bps
(1) See "1Q23 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.as well as the impact of currency translation on the respective line items.

Compensation and employee benefits increased 5% compared to 1Q22, mainly due to higher salaries and headcount, partially offset by lower seasonal expenses. Compensation and employee benefits increased 17% compared to 4Q22, primarily driven by seasonal expenses, partially offset by the impact of notable items in the prior quarter.

Information systems and communications decreased 2% compared to 1Q22, primarily due to optimization savings, partially offset by technology and infrastructure investments. Information systems and communications was relatively flat compared to 4Q22.

Transaction processing services decreased 9% compared to 1Q22, mainly reflecting lower sub-custody costs from market levels and lower broker fees. Transaction processing services was relatively flat compared to 4Q22.

Occupancy decreased 1% compared to 1Q22 and decreased 11% compared to 4Q22. The decrease relative to 4Q22 primarily reflects the impact of notable items in the prior quarter, partially offset by the absence of a prior period episodic sale-leaseback transaction.

Other expenses increased 11% compared to 1Q22, primarily reflecting higher professional fees, travel costs and marketing costs. Other expenses decreased 9% compared to 4Q22, primarily reflecting lower marketing costs, travel costs and recoverable client-related expenses.

Total expenses were positively impacted by currency translation by $42 million compared to 1Q22 to and negatively impacted by $23 million compared to 4Q22.

TAXES
The effective tax rate of 20.2% in 1Q23 increased slightly compared to 19.9% in 1Q22, and increased from 17.6% in 4Q22, primarily due to lower quarterly discrete benefits and limits on foreign tax credits.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	1Q23	4Q22	1Q22
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	12.1%	13.6%	11.9%
Tier 1 capital ratio	13.8	15.4	13.4
Total capital ratio	15.1	16.8	14.8

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.9	13.8	13.1
Tier 1 capital ratio	14.8	15.7	14.8
Total capital ratio	16.0	17.0	16.2

Tier 1 leverage ratio	5.9	6.0	5.9
Supplementary leverage ratio	6.8	7.0	6.7

Liquidity coverage ratio (LCR) (1)	108%	106%	106%
LCR - State Street Bank and Trust (1)	124%	120%	127%
(1) LCR for 4Q22, as presented, is revised from prior reporting to reflect corrections to maturity dates, increasing the amount of encumbered securities collateral associated with certain repurchase agreements. See in the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.

Standardized capital ratios were binding for all periods included above.

CET1 ratio of 12.1% increased 0.2% points compared to 1Q22. CET1 ratio decreased 1.5% points compared to 4Q22, primarily driven by the continuation of common share repurchases and the expected normalization of RWAs.

Tier 1 leverage ratio of 5.9% was relatively flat compared to both 1Q22 and 4Q22.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 108%, up 2% points compared to both 1Q22 and 4Q22. LCR for State Street Bank and Trust was approximately 124%, down 3% points compared to 1Q22, and up 4% points compared to 4Q22.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Monday, April 17, 2023, at 9:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 886-7786. The Conference ID# is 24159898.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 24159898 and the Playback Passcode is 159898 #.

The telephone replay will be available for approximately one month following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 1Q23, State Street expects to publish its updates during the period beginning today and ending on or about May 10, 2023 and on or about May 15, 2023 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $37.6 trillion in assets under custody and/or administration and $3.6 trillion* in assets under management as of March 31, 2023, State Street operates globally in more than 100 geographic markets and employs approximately 43,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2023 includes approximately $59 billion billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be ratable over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from on premises software. Front office software and data ARR was $235 million, $272 million, and $273 million in 1Q22, 4Q22, and 1Q23, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q23. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.

•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business.
•"CECL" denotes current expected credit losses.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings. LCR for 4Q22, as presented, is revised from prior reporting to reflect corrections to maturity dates, increasing the amount of encumbered securities collateral associated with certain repurchase agreements.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 1Q23 data for North America (US domiciled) includes Morningstar actuals for January and February 2023 and Morningstar estimates for March 2023.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 1Q23 data for Europe is on a rolling three month basis for December 2022 through February 2023, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” "intend," "aim," "outcome," "future," “strategy,” "pipeline," “trajectory,” "target," “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, the ongoing war in Ukraine, actions taken by central banks to address inflationary pressures, challenging conditions in global equity markets, and disruptions in fixed income markets such as those impacting the UK gilts in the fourth quarter of 2022;
•Our development and completion of new products and services, including State Street AlphaSM or State Street DigitalSM, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, involve costs, risks and dependencies on third parties;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant international operations and clients that can be adversely impacted by disruptions in European and Asian economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss, particularly in an environment of liquidity and capital pressures (actual or perceived) on other financial institutions accompanied by swift market reactions;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory capital, credit (counterparty and otherwise) and liquidity standards, market conditions and considerations;
•We face extensive and changing governmental regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased political and regulatory scrutiny of ESG investing practices;

•Our efforts to improve our billing processes and practices are ongoing and may result in the identification of additional billing errors;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our internal control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our business and consolidated results of operations;
•Shifting operational activities to non-U.S. jurisdictions, changing our operating model and outsourcing portions of our operations to third parties may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' information technology systems or facilities, or disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business and regulatory compliance;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2022 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.